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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                      Form N-8A

                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:          Hartford Series Fund, Inc.

Address of Principal Business Office:

               Hartford Plaza
               Hartford, CT 06115

Telephone Number (including area code): (860) 547-5000

Name and address of agent for service of process:

          Michael O'Halloran, Esq.
          The Hartford Financial Services Group, Inc.
          Law Department
          690 Asylum Avenue
          Hartford, CT 06115

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment
Company Act of 1940 concurrently with the filing Form N-8A.

                    Yes    / x /        No /   /



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                                      SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Hartford and the State of Connecticut on the 29th day of January, 1998.



                              HARTFORD SERIES FUND, INC.


                              BY:   /s/ Joseph H. Gareau
                                   -----------------------------
                                        Joseph H. Gareau
                                        President

Attest:

 /s/ Kevin J. Carr
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Kevin J. Carr
Counsel and Assistant Secretary of
Hartford Series Fund, Inc.